Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Logan Bonacorsi
Investor Relations

314/994-2766

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Announces Stock Repurchase Agreement with

Monarch Alternative Capital

ST. LOUIS, December 11, 2017 — Arch Coal, Inc. (NYSE: ARCH) (“Arch”) today announced that it has entered into a stock repurchase agreement with certain investment funds managed by Monarch Alternative Capital LP (collectively, “Monarch”).

Under the terms of the stock repurchase agreement, Arch has agreed to repurchase from Monarch 500,000 shares of Arch’s common stock at a purchase price of $83.03 per share, representing aggregate consideration of approximately $41.5 million. Arch intends to fund the repurchase with cash on hand. The share repurchase would be made pursuant to, and would count toward, Arch’s existing share repurchase program of up to $500 million.

The transaction is expected to close on or about December 14, 2017, and is subject to customary closing conditions.

Arch plans to continue its share repurchase program, subject to a number of factors including business and market conditions, and will provide a progress update at its fourth quarter earnings conference call in early 2018.

U.S.-based Arch Coal, Inc. is a top coal producer for the global steel and power generation industries. Arch operates a streamlined portfolio of large-scale, low-cost mining complexes that produce high-quality metallurgical coals in Appalachia and low-emitting thermal coals in the Powder River Basin and other strategic supply regions. For more information, visit www.archcoal.com.

Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

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